Exhibit 99.1

CONTACT:	Marie Remboulis – 248/354-9809

Federal-Mogul Reports Fourth Quarter and Full Year 2005 Results

Southfield, Michigan, February 10, 2006…Federal-Mogul Corporation (OTC Bulletin Board: FDMLQ) today reported its financial results for the three and twelve-month periods ended December 31, 2005.

Financial Summary (in millions)

	Three Months Ended December 31		Twelve Months Ended December 31
	2005	2004	2005	2004
Net sales	$1,487	$1,548	$6,286	$6,174
Gross margin	240	277	1,041	1,177
Selling, general and administrative expenses	192	239	884	950
Loss from continuing operations, before income taxes	(146)	(209)	(203)	(189)
Adjustment of assets to fair value	(108)	(240)	(122)	(276)
Gain on involuntary conversion	—	46	—	46

Federal-Mogul reported net sales of $1,487 million for the quarter ended December 31, 2005. Compared to the fourth quarter 2004, sales decreased $61 million, of which $48 million is due to unfavorable foreign currency. For the year ended December 31, 2005, net sales increased by $112 million to $6,286 million when compared to the same period of 2004, of which $33 million is due to favorable foreign currency.

Gross margin for the three and twelve-month periods ended December 31, 2005, when compared to the same periods of 2004, decreased by $37 million and $136 million, respectively. Increased pension costs adversely affected gross margin for the three and twelve-month periods ended December 31, 2005 by $14 million and $57 million, respectively. Although remaining high, raw material costs for the three months ended December 31, 2005 were comparable with those of the same period in 2004, but $41 million higher for the full year. Gross margins for both the three and twelve-month periods ended December 31, 2005 were further impacted by unfavorable movements in foreign currencies of $12 million and $13 million, respectively. Both the three and twelve-month periods ended December 31, 2005 were affected by other factors, primarily volume and product mix. Management continues to identify and implement cost reduction and pricing strategies to mitigate the impact of these adverse factors.

Selling, general and administrative expenses for the three and twelve-month periods ended December 31, 2005, when compared to the same periods of 2004, decreased by $47 million and $66 million, respectively.

Federal-Mogul reported a loss from continuing operations before income taxes for the three-month period ended December 31, 2005 of $146 million, an improvement of $63 million from the same period of 2004. For the twelve-month period ended December 31, 2005, the Company reported a loss from continuing operations before income taxes of $203 million compared with $189 million for the same period of 2004. In addition to those same factors affecting gross margin, results from continuing operations for the fourth quarter and full year were impacted by reduced selling, general and administrative expenses, reduced charges related to asset impairments, increased costs associated with the Company’s Chapter 11 proceedings, the non-recurrence of an insurance gain recorded during 2004, and higher average interest rates.

Management believes that Operational EBITDA most closely approximates the cash flow associated with the operational earnings of the Company and uses Operational EBITDA to measure the performance of its operations. Operational EBITDA is defined to include discontinued operations and exclude impairment charges, Chapter 11 and Administration expenses, restructuring costs, income tax expense, interest expense, depreciation and amortization.

The Company reported Operational EBITDA of $153 million and $554 million for the three and twelve-month periods ended December 31, 2005, respectively. When compared to the same period of 2004, Operational EBITDA decreased by $33 million and $79 million, respectively. The non recurrence of an insurance gain recorded in the fourth quarter of 2004, combined with increased pension expense, reduced Operational EBITDA compared to 2004 by $61 million and $114 million for the quarter and year ended December 31, 2005, respectively. These adverse factors and the impact of increased raw materials costs were partially offset by improvements of $28 million and $76 million for the quarter and full-year, respectively. A reconciliation of Operational EBITDA to the Company’s loss from continuing operations before income taxes for the three and twelve-months ended December 31, 2005 has been provided.

Combining cash provided from operating activities with cash used by investing activities, the Company has generated positive cash inflows of $158 million for the year ended December 31, 2005, compared with $239 million for the comparable period of 2004.

“Net sales for 2005 have increased year-over-year despite challenging market conditions,” said Chairman, President and Chief Executive Officer José Maria Alapont. “Industry challenges, such as increased pension costs, raw material cost inflation and higher interest rates, have impacted our financial performance. We are continuing diligently to implement our global profitable growth strategy to better serve our customers with leading technology and world-class products, while restructuring our operations based upon best cost and lean principles.”

About Federal-Mogul

Federal-Mogul is a global supplier of automotive components, systems and modules serving the world’s original equipment manufacturers and the global aftermarket. The company utilizes its engineering and materials expertise, proprietary technology, manufacturing skill, distribution flexibility and marketing power to deliver products, brands and services of value to its customers. Federal-Mogul is focused on global profitable growth to create value for and bring greater satisfaction to its customers, employees, and stakeholders.

Headquartered in Southfield, Michigan, Federal-Mogul was founded in Detroit in 1899. On October 1, 2001, Federal-Mogul decided to separate its asbestos liabilities from its true operating potential by voluntarily filing for financial restructuring under Chapter 11 of the Bankruptcy Code in the United States and Administration in the United Kingdom. For more information on Federal-Mogul, visit the company’s Web site at http://www.federal-mogul.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, the cost and timing of implementing restructuring actions, the results of the Chapter 11 and Administration proceedings, the Company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and certain global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

FEDERAL - MOGUL CORPORATION

STATEMENTS OF OPERATIONS

(Millions of Dollars, Except Share and Per Share Data)

(Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2005	2004	2005	2004
Net sales	$1,487.0	$1,548.4	$6,286.0	$6,174.1
Cost of products sold	1,247.4	1,271.0	5,245.3	4,996.8

Gross margin	239.6	277.4	1,040.7	1,177.3

Selling, general and administrative expenses	192.0	238.7	883.9	949.7
Adjustment of long-lived assets to fair value	108.4	240.4	121.5	276.4
Interest expense, net	34.5	28.3	131.6	101.5
Chapter 11 and Administration related reorganization expenses	59.1	33.2	138.2	99.7
Equity earnings of unconsolidated affiliates	(7.9)	(7.6)	(38.1)	(36.0)
Gain on involuntary conversion	—	(46.1)	—	(46.1)
Restructuring expense, net	18.4	11.8	30.2	17.5
Other (income) expense, net	(18.5)	(12.7)	(23.9)	4.0

Loss from continuing operations before income taxes	(146.4)	(208.6)	(202.7)	(189.4)

Income tax expense	58.0	65.9	131.5	136.1

Loss from continuing operations	(204.4)	(274.5)	(334.2)	(325.5)

Earnings (loss) from discontinued operations, net of income tax benefit	—	4.1	—	(8.5)

Net Loss	$(204.4)	$(270.4)	$(334.2)	$(334.0)

Basic and diluted loss per common share:

Loss from continuing operations	$(2.29)	$(3.12)	$(3.75)	$(3.73)
Earnings (loss) from discontinued operations, net of income tax benefit	—	0.05	—	(0.10)

Net loss per common share	$(2.29)	$(3.07)	$(3.75)	$(3.83)

Weighted average shares outstanding (in millions)	89.1	87.8	89.1	87.3

FEDERAL - MOGUL CORPORATION

BALANCE SHEETS

(Millions of Dollars)

	(Unaudited) December 31 2005	December 31 2004
Current assets:
Cash and equivalents	$387.2	$700.6
Restricted cash	700.9	—
Accounts receivable, net	1,011.1	1,049.5
Inventories, net	808.1	952.9
Prepaid expenses and other current assets	220.7	230.9

Total current assets	3,128.0	2,933.9

Property, plant and equipment, net	2,003.1	2,363.9
Goodwill and indefinite-lived intangible assets	1,189.5	1,283.7
Definite-lived intangible assets, net	289.6	335.3
Asbestos-related insurance recoverable	777.4	853.8
Prepaid pension costs	112.2	257.4
Other noncurrent assets	235.3	237.2

	$7,735.1	$8,265.2

Current liabilities:
Short-term debt, including current portion of long-term debt	$606.7	$309.6
Accounts payable	405.0	435.9
Accrued liabilities	536.0	559.7
Other current liabilities	116.9	145.6

Total current liabilities	1,664.6	1,450.8

Liabilities subject to compromise	5,988.8	6,018.5

Long-term debt	8.1	10.1
Postemployment benefits	2,230.8	2,386.8
Deferred income taxes	62.4	102.0
Other accrued liabilities	181.4	190.3
Minority interest in consolidated affiliates	32.0	32.4

Shareholders’ deficit:
Series C ESOP preferred stock	28.0	28.0
Common stock	445.3	445.3
Additional paid-in capital	2,154.6	2,148.0
Accumulated deficit	(3,602.1)	(3,267.9)
Accumulated other comprehensive loss	(1,458.8)	(1,279.1)

Total shareholders’ deficit	(2,433.0)	(1,925.7)

	$7,735.1	$8,265.2

FEDERAL - MOGUL CORPORATION

STATEMENTS OF CASH FLOWS

(Millions of Dollars)

(Unaudited)

	Twelve Months Ended December 31
	2005	2004
Cash provided from (used by) operating activities
Net loss	$(334.2)	$(334.0)
Adjustments to reconcile net loss to net cash (used by) provided from operating activities:
Depreciation and amortization	344.2	335.7
Chapter 11 and Administration related reorganization expenses	138.2	99.7
Payments of Chapter 11 and Administration related reorganization expenses	(141.4)	(88.8)
Adjustment of long-lived assets to fair value	121.5	276.4
Change in postemployment benefits, including pensions	167.7	83.4
Changes in deferred taxes	(34.4)	15.8
Restructuring charges, net	30.2	17.7
Payments against restructuring reserves	(22.3)	(36.1)
(Gain) loss on sale of assets and businesses	(24.0)	3.5
Gain on involuntary conversion	—	(46.1)
Insurance proceeds on involuntary conversion	—	102.2
Changes in operating assets and liabilities:
Increase in accounts receivable	(16.3)	(29.1)
Decrease (increase) in inventories, net of involuntary conversion in 2004	94.2	(122.7)
(Decrease) increase in accounts payable	(1.1)	82.3
Changes in other assets and liabilities	(3.9)	105.6

Net cash provided from operating activities	318.4	465.5

Cash provided from (used by) investing activities
Expenditures for property, plant and equipment	(190.3)	(267.5)
Proceeds from the sale of property, plant and equipment	30.1	29.9
Net proceeds from sale of business	—	10.7

Net cash used by investing activities	(160.2)	(226.9)

Cash provided from (used by) financing activities
Proceeds from borrowings on DIP credit facility	713.0	357.7
Principal payments on DIP credit facility	(420.0)	(400.0)
Increase in short-term debt	7.6	13.4
Net change in restricted cash	(700.9)	—
Principal payment in other long-term debt	(1.0)	(2.0)
Debt issuance fees	(4.3)	(6.5)

Net cash provided from (used by) financing activities	(405.6)	(37.4)

Effect of foreign currency exchange rate fluctuations on cash	(66.0)	27.0

(Decrease) increase in cash and equivalents	(313.4)	228.2

Cash and equivalents at beginning of period	700.6	472.4

Cash and equivalents at end of period	$387.2	$700.6

FEDERAL - MOGUL CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

(Millions of Dollars)

(Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2005	2004	2005	2004
Earnings (loss) from continuing operations before income taxes	$(146.4)	$(208.6)	(202.7)	$(189.4)
Depreciation and amortization	80.6	84.7	344.2	335.7
Chapter 11 and Administration related reorganization expenses	59.1	33.2	138.2	99.7
Interest expense, net	34.5	28.3	131.6	101.5
Adjustment of assets to fair value	108.4	240.4	121.5	276.4
Restructuring expense	18.4	11.8	30.2	17.5
Finalization of 2004 Goodwill Impairment Charge	—	—	(7.7)	—
Discontinued operations and other	(1.4)	(3.2)	(1.4)	(8.3)

Operational EBITDA	$153.2	$186.6	553.9	$633.1